Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME

PER DILUTED SHARE OF $0.11 FOR THE QUARTER ENDED JUNE 30, 2005

        BETHESDA, MARYLAND, July 27, 2005 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.11 for the quarter ended June 30, 2005.

        Net sales for the quarter ended June 30, 2005 increased by $4.5 million, or 3.1%, to $149.6 million from $145.1 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $3.4 million, or 2.5%, increase in same-center sales and a $0.8 million, or 7.9%, increase in sales of the Company’s distribution segment with the balance coming from acquired practices. Gross profit for the second quarter of 2005 increased by $4.7 million to $77.9 million, or 52.1% of net sales, compared to $73.2 million, or 50.4% of net sales, in the second quarter of the prior year due principally to the sales increase and a reduction in the cost of materials as a percentage of sales.

        Income from operations increased by $1.7 million, or 11.9%, in the second quarter of 2005 to $16.0 million from $14.3 million in the same period of the prior year due principally to the increase in gross profit. Selling, general and administrative expenses increased by $3.0 million due principally to i) $2.4 million in higher labor costs resulting primarily from inflation and increased health insurance costs, and ii) $0.8 million to support our growth initiatives. These increases were partially offset by decreases in communications expenses and advertising costs.

        Net income applicable to common stock for the second quarter of 2005 was $2.4 million, or approximately $0.11 per diluted share, compared to $2.2 million, or approximately $0.10 per diluted share, in the prior year.

        Net sales for the six months ended June 30, 2005 increased by $5.9 million, or 2.1%, to $282.7 million from $276.7 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $1.4 million, or 0.5%, increase in same-center sales and a $1.9 million, or 9.9%, increase in sales of the Company’s distribution segment with the balance coming from acquired practices. Gross profit for the first six months of 2005 increased by $4.1 million to $143.5 million, or 50.8% of net sales, compared to $139.4 million, or 50.4% of net sales, in the first six months of the prior year due principally to the sales increase and a reduction in the cost of materials as a percentage of sales.

        Income from operations decreased by $2.7 million in the first six months of 2005 to $27.1 million from $29.8 million in the same period of the prior year due principally to the increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $6.5 million due principally to i) $2.5 million in higher labor costs resulting primarily from inflation and increased health insurance costs and ii) $1.6 million in expenditures to support our growth initiatives. The balance of the increase is related to inflationary increases in costs such as real estate and travel.

        Net income applicable to common stock for the first six months of 2005 was $2.3 million, or approximately $0.10 per diluted share, compared to $5.7 million, or approximately $0.25 per diluted share, in the prior year.

        Cash flow from operations increased by $3.7 million to $23.7 million in the second quarter of 2005 compared to $20.0 million in the prior year. The cash flow was primarily used to pay down the revolver, which was reduced by $22.0 million from $35.0 million at March 31, 2005 to $13.0 million at June 30, 2005.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 618 patient-care centers in 45 states including the District of Columbia, with 3,405 employees including 1,017 practitioners. Hanger is organized into four units. The two key operating units are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement:	2005	2004	2005	2004
Net sales	$149,654	$145,125	$282,654	$276,734
Cost of goods sold (exclusive of depreciation
and amortization)	71,738	71,942	139,184	137,342

Gross profit	77,916	73,183	143,470	139,392
Selling, general and administrative	58,498	55,543	109,435	102,935
Depreciation and amortization	3,438	3,361	6,947	6,675

Income from operations	15,980	14,279	27,088	29,782
Interest expense, net	9,401	8,523	18,244	16,596

Income before taxes	6,579	5,756	8,844	13,186
Provision for income taxes	2,763	2,590	3,693	5,630

Net income	3,816	3,166	5,151	7,556
Less preferred stock dividends declared and accretion	1,455	934	2,874	1,851

Net income applicable to common stock	$2,361	$2,232	$2,277	$5,705

Diluted Per Share Data:
Net income	$0.11	$0.10	$0.10	$0.25

Weighted average number of diluted common
shares outstanding	22,113,004	22,706,438	22,151,390	22,764,812

Balance Sheet Data:	June 30, 2005	June 30, 2004
Working Capital [1]	$134,647	$143,452
Total Debt	$389,381	$420,584
Shareholders' Equity	$154,970	$185,343

Income Statement as a Percentage of Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation
and amortization)	47.9%	49.6%	49.2%	49.6%

Gross profit	52.1%	50.4%	50.8%	50.4%
Selling, general and administrative	39.1%	38.3%	38.7%	37.2%
Depreciation and amortization	2.3%	2.3%	2.5%	2.4%

Income from operations	10.7%	9.8%	9.6%	10.8%
Interest expense, net	6.3%	5.8%	6.5%	6.0%

Income before taxes	4.4%	4.0%	3.1%	4.8%
Provision for income taxes	1.9%	1.8%	1.3%	2.0%

Net income	2.5%	2.2%	1.8%	2.7%

1	Excludes the effect of the reclassification of long term debt in the June 30, 2004 10-Q totaling $390,243.

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Patient-care centers	618	614	618	614
Number of Practitioners	1,017	1,016	1,017	1,016
Number of states (including D.C.)	45	45	45	45
Payor mix:
Private pay and other	57.4%	55.1%	57.4%	55.1%
Medicare	32.5%	32.5%	31.6%	32.4%
Medicaid	6.4%	8.3%	6.4%	8.8%
VA	3.7%	4.1%	4.6%	3.7%
Percentage of net sales from:
Patient-care services	92.6%	93.0%	92.5%	93.0%
Distribution	7.4%	7.0%	7.5%	7.0%